SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Stoneridge, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

Not Applicable

(2)	Form, Schedule or Registration Statement No.:

Not Applicable

(3)	Filing Party:

Not Applicable

(4)	Date Filed:

Not Applicable

STONERIDGE, INC.

9400 East Market Street

Warren, Ohio 44484

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

We will hold our 2013 Annual Meeting of Shareholders on Monday, May 6, 2013, at 11:00 a.m. Eastern Time, at the Cleveland Airport Marriott Hotel, 4277 West 150th Street, Cleveland, Ohio 44135.

The purpose of the Annual Meeting is to consider and vote on the following matters:

1.	Election of eight directors, each for a term of one year;

2.	Ratification of the appointment of Ernst & Young LLP;

3.	An advisory vote on executive compensation;

4.	Proposal to approve an amendment to Stoneridge’s Amended and Restated Long-Term Incentive Plan;

5.	Proposal to approve an amendment to Stoneridge’s Amended Directors’ Restricted Shares Plan; and

6.	Any other matters properly brought before the meeting.

Only shareholders of record at the close of business on April 1, 2013, are entitled to notice of and to vote at the meeting or any adjournment thereof. Shareholders are urged to complete, sign and date the enclosed proxy and return it in the enclosed envelope or to vote by telephone or Internet.

By order of the Board of Directors,

ROBERT M. LOESCH,
Secretary

Dated: April 8, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 6, 2013:

This Proxy Statement and the Company’s 2012 Annual Report to Shareholders are also available at www.edocumentview.com/sri.

YOUR VOTE IS IMPORTANT.

PLEASE SUBMIT YOUR PROXY BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD OR PROVIDE YOUR VOTE BY TELEPHONE OR INTERNET.

STONERIDGE, INC.

PROXY STATEMENT

The Board of Directors (the “Board”) of Stoneridge, Inc. (the “Company”) is sending you this Proxy Statement to ask for your vote as a Stoneridge shareholder on certain matters to be voted on at our Annual Meeting of Shareholders to be held on Monday, May 6, 2013, at 11:00 a.m. Eastern Time, at the Cleveland Airport Marriott, 4277 West 150th Street, Cleveland, Ohio 44135. This Proxy Statement and the accompanying notice and proxy will be mailed to you on or about April 8, 2013.

Annual Report; Internet Availability

A copy of our Annual Report to Shareholders for the fiscal year ended December 31, 2012, is enclosed with this Proxy Statement. Additionally, this Proxy Statement and our Annual Report to Shareholders for the fiscal year ended December 31, 2012 are available at www.edocumentview.com/sri.

Solicitation of Proxies

The Board is making this solicitation of proxies and we will pay the cost of the solicitation. We have retained Georgeson Inc., at an estimated cost of $8,000, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals. In addition to the solicitation of proxies by mail by Georgeson Inc., our employees may solicit proxies by telephone, facsimile or electronic mail.

Proxies; Revocation of Proxies

The common shares represented by your proxy will be voted in accordance with the instructions as indicated on your proxy. In the absence of any such instructions, they will be voted to (a) elect the director nominees set forth under “Election of Directors”; (b) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013; (c) approve the compensation paid to our Named Executive Officers; (d) approve the amendment to the Stoneridge Amended and Restated Long-Term Incentive Plan; and (e) approve the amendment to the Stoneridge Directors’ Restricted Shares Plan. Your presence at the Annual Meeting of Shareholders, without further action, will not revoke your proxy. However, you may revoke your proxy at any time before it has been exercised by signing and delivering a later-dated proxy or by giving notice to the Company in writing at our address indicated on the attached Notice of Annual Meeting of Shareholders or in the open meeting. If you hold your common shares in “street name”, in order to change or revoke your voting instructions you must follow the specific voting directions provided to you by your bank, broker or other holder of record.

Voting Eligibility

Only shareholders of record at the close of business on the record date, April 1, 2013, are entitled to receive notice of the Annual Meeting of Shareholders and to vote the common shares held on the record date at the meeting. On the record date, our outstanding voting securities consisted of 28,489,315 common shares, without par value, each of which is entitled to one vote on each matter properly brought before the meeting.

Voting Procedures

If you are a record holder:

•	You may vote by mail: complete and sign your proxy card and mail it in the enclosed, prepaid and addressed envelope.
•	You may vote by telephone: call toll-free 1-800-652-VOTE (8683) on a touch-tone phone and follow the instructions. You will need your proxy card available if you vote by telephone.
•	You may vote by Internet: access www.envisionreports.com/sri and follow the instructions. You will need your proxy card available if you vote by Internet.
•	You may vote in person at the meeting, however, you are encouraged to vote by mail, telephone or Internet even if you plan to attend the meeting.

If you are a “street name” holder:

•	You must vote your common shares through the procedures established by your bank, broker, or other holder of record. Your bank, broker, or other holder of record has enclosed or otherwise provided a voting instruction card for you to use in directing the bank, broker, or other holder of record how to vote your common shares.
•	You may vote at the meeting, however, to do so you will first need to ask your bank, broker or other holder of record to furnish you with a legal proxy. You will need to bring the legal proxy with you to the meeting and hand it in with a signed ballot that you can request at the meeting. You will not be able to vote your common shares at the meeting without a legal proxy and signed ballot.

2

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common shares as of February 28, 2013, by: (a) our directors and nominees for election as directors; (b) each other person who is known by us to own beneficially more than 5% of our outstanding common shares; (c) the executive officers named in the Summary Compensation Table; and (d) all of our executive officers and directors as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent Of Class

Wellington Management Company, LLP (2)	2,936,795	10.3%
The Goldman Sachs Group, Inc. (3)	2,255,221	7.9
BlackRock, Inc. (4)	1,574,248	5.5
Hartford Series Fund, Inc. (5)	1,439,685	5.1
Investment Counselors of Maryland, LLC (6)	1,437,750	5.1
John C. Corey (7)	1,116,285	3.9
Jeffrey P. Draime (8)	396,604	1.4
George E. Strickler (9)	371,292	1.3
Thomas A. Beaver (10)	244,748	*
William M. Lasky (11)	103,970	*
Richard P. Adante (12)	97,900	*
Kevin B. Kramer (13)	85,200	*
Paul J. Schlather (14)	82,967	*
Douglas C. Jacobs (15)	60,850	*
Ira C. Kaplan (16)	33,042	*
Kim Korth (17)	22,990	*
George S. Mayes, Jr. (18)	11,510	*

All Executive Officers and Directors as a Group (15 persons)	2,766,268	9.7%

_______________________

* Less than 1%.

(1)	Unless otherwise indicated, the beneficial owner has sole voting and investment power over such common shares.

(2)	According to a Schedule 13G filed with the Securities and Exchange Commission (“SEC”) by Wellington Management Company, LLP, in its capacity as investment advisor, it may be deemed to beneficially own the common shares which are held of record by clients of Wellington Management Company, LLP. The address of Wellington Management Company, LLP is 280 Congress Street, Boston, Massachusetts 02210.

(3)	According to a Schedule 13G filed with the SEC by The Goldman Sachs Group, Inc., the filing reflects the securities beneficially owned by certain operating units (collectively the “Goldman Sachs Reporting Units”) of Goldman Sachs Group, Inc. and its subsidiaries and affiliates. The Goldman Sachs Reporting Units disclaims beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion or both, or with respect to which there are limits on their voting or investment authority or both and (ii) certain investment entities of which Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units. The address of The Goldman Sachs Group, Inc. is 200 West Street, New York, New York 10282.

(4)	According to a Schedule 13G filed with the SEC by BlackRock, Inc. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

3

(5)	According to a Schedule 13G filed with the SEC by Hartford Series Fund, Inc. on behalf of Hartford Capital Appreciation HLS Fund. The address of Hartford Series Fund, Inc. is 500 Bielenberg Drive, Woodbury, Minnesota 55125.

(6)	According to a Schedule 13G filed with the SEC by Investment Counselors of Maryland, LLC, all of the shares listed above are owned by various investment advisory clients of Investment Counselors of Maryland, LLC and are deemed to be beneficially owned by Investment Counselors of Maryland, LLC due to its discretionary power to make investment decisions over such shares for its clients and its ability to vote such shares. The address of Investment Counselors of Maryland, LLC is 803 Cathedral Street, Baltimore, Maryland 21201.

(7)	Represents 10,000 common shares that Mr. Corey has the right to acquire upon the exercise of share options, 637,700 restricted common shares, which are subject to forfeiture, 350,000 common shares held in trust for which Mr. Corey’s wife is trustee, and 118,585 common shares owned by Mr. Corey directly.

(8)	Represents 347,714 common shares held in trust for the benefit of Draime family members, of which Mr. Draime is trustee, 11,510 restricted common shares, which are subject to forfeiture, and 37,380 common shares owned by Mr. Draime directly.

(9)	Represents 207,350 restricted common shares, which are subject to forfeiture, and 163,942 common shares owned by Mr. Strickler directly.

(10)	Represents 123,450 restricted common shares, which are subject to forfeiture, and 121,298 common shares owned by Mr. Beaver directly.

(11)	Represents 10,000 common shares that Mr. Lasky has the right to acquire upon the exercise of share options, 11,510 restricted common shares, which are subject to forfeiture, and 82,460 common shares owned by Mr. Lasky directly.

(12)	Represents 97,400 restricted common shares, which are subject to forfeiture and 500 common shares owned by Mr. Adante directly.

(13)	Represents 85,200 restricted common shares, which are subject to forfeiture.

(14)	Represents 11,510 restricted common shares, which are subject to forfeiture, 47,500 common shares held in an investment retirement account for the benefit of Mr. Schlather, and 23,957 common shares owned by Mr. Schlather directly.

(15)	Represents 11,510 restricted common shares, which are subject to forfeiture, 32,600 common shares held in trust for which Mr. Jacobs has shared voting and investment power, and 16,740 common shares owned by Mr. Jacobs directly.

(16)	Represents 11,510 restricted common shares, which are subject to forfeiture, and 21,532 common shares owned by Mr. Kaplan directly.

(17)	Represents 11,510 restricted common shares, which are subject to forfeiture, and 11,480 common shares owned by Ms. Korth directly.

(18)	Represents 11,510 restricted common shares, which are subject to forfeiture.

4

PROPOSAL ONE: ELECTION OF DIRECTORS

In accordance with the Company’s Amended and Restated Code of Regulations, the number of directors has been fixed at eight. At the Annual Meeting of Shareholders, shareholders will elect eight directors to hold office until our next Annual Meeting of Shareholders and until their successors are elected and qualified. The Board proposes that the nominees identified below be elected to the Board. John C. Corey, the Company’s President and Chief Executive Officer, has an employment agreement with the Company, which provides that, during the term of the agreement, Mr. Corey shall be entitled to be nominated for election to the Board. At our Annual Meeting of Shareholders, the common shares represented by proxies, unless otherwise specified, will be voted for the election of the eight nominees hereinafter named.

The director nominees are identified below. If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board expects that proxies will be voted for the election of a substitute nominee designated by the Board. The following information is furnished with respect to each person nominated for election as a director.

The Board of Directors recommends that you vote FOR the following nominees.

Nominees to Serve for a One-Year Term Expiring in 2014

John C. Corey

Mr. Corey, 65, was elected to the Board in 2004. Mr. Corey is the President and Chief Executive Officer of the Company and has served in this role since January 2006. Mr. Corey served as the President and Chief Executive Officer of Safety Components International, a supplier of air bags and components, from October 2000 until January 2006 and Chief Operating Officer from 1999 to 2000.

Since 2004 Mr. Corey has served as a director and Chairman of the Board of Haynes International, Inc., a producer of metal alloys. Mr. Corey serves on the board of the Motor and Equipment Manufacturers Association, an organization that represents motor vehicle parts suppliers, and was a past Chairman of the Board of Directors for the Original Equipment Suppliers Association, an organization dedicated to supporting and promoting automotive suppliers.

In addition to his professional experience described above, the Company believes that Mr. Corey should serve as a director because he has successfully guided companies through restructuring initiatives and executed performance and strategy development initiatives throughout his career. Through his leadership and industry experience, from both an operational and financial perspective, he provides valuable insight to the Board and strengthens the Board’s collective qualifications, skills and experience.

Jeffrey P. Draime

Mr. Draime, 46, was elected to the Board in 2005. Since 2005 Mr. Draime has been a self-employed business consultant. Mr. Draime is the owner of Silent Productions, a concert promotions company and a partner and the President of AeroMax Aviation Holdings LLC, a charter aircraft corporation. From 1999 to 2011 he was the owner of QSL Columbus/QSL Dayton, a restaurant franchise.

Mr. Draime served in various roles with the Company over an 18 year period including operations, sales, quality control, product costing, and marketing. Since 2012, Mr. Draime has served as a director of Servantage Dixie Sales, an independent, full service, value added distributor serving consumer products markets. The Company believes that Mr. Draime should serve as a director because he provides an historical as well as an internal perspective of our business to the Board and strengthens the Board’s collective qualifications, skills and experience. Mr. Draime’s father, D.M. Draime, was the founder of Stoneridge.

5

Douglas C. Jacobs

Mr. Jacobs, 73, was elected to the Board in 2004. He is the Executive Vice President-Finance and Chief Financial Officer of Brooklyn NY Holdings LLC, a privately held investment advisory company established to manage the assets of a family and family trust. Prior to serving in this position, Mr. Jacobs held various financial positions with the Cleveland Browns from 1999 until 2005. Mr. Jacobs is a former partner of Arthur Andersen LLP.

Mr. Jacobs has served as a director of Standard Pacific Corporation, a national residential home builder in southern California, since 1998 and serves as Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee. Mr. Jacobs is a member of the boards of SureFire, Inc., a manufacturer of high-performance flashlights, weapon-mounted lights and other tactical equipment, and M/G Transport Services LLC, a barge line and inland waterways carrier.

Mr. Jacobs qualifies as an audit committee financial expert due to his extensive background in accounting and finance built through his career in public accounting. In addition to his professional and accounting experience described above, the Company believes that Mr. Jacobs should serve as a director because he provides valuable business experience and judgment to the Board which strengthens the Board’s collective qualifications, skills and experience.

Ira C. Kaplan

Mr. Kaplan, 59, was elected to the Board in 2009. He has served as the Managing Partner of Benesch, Friedlander, Coplan & Aronoff LLP, a national law firm, since January 2008, is a member of the firm’s Executive Committee, and has been a partner with the firm since 1987. Mr. Kaplan focuses his practice on mergers and acquisitions as well as public and private debt and equity financings.

Mr. Kaplan has counseled clients in governance and business matters in his role at the law firm. In addition to his legal and management experience described above, the Company believes that Mr. Kaplan should serve as a director because he brings thoughtful analysis, sound judgment and insight to best practices to the Board, in addition to his professional experiences, which strengthens the Board’s collective qualifications, skills and experience.

Kim Korth

Ms. Korth, 58, was elected to the Board in 2006. Since December 2012, Ms. Korth has served as the President and Chief Executive Officer of Dickten Masch Plastics, a thermoplastics and thermoset manufacturer, and as the President and Chief Executive Officer of TECHNIPLASTM, a privately held group of plastics-focused manufacturing businesses. Prior to that, she served as President, Chief Executive Officer and as a Director of Supreme Corporation, a manufacturer of truck and van bodies, from 2011-2012. Ms. Korth is the founder, owner and President of IRN, Inc., an international automotive consulting firm. She has led the consulting firm since 1983 and is an expert on automotive supplier strategy and issues.

Ms. Korth is a member of the boards of Shape Corporation, a manufacturer of automotive bumper and impact energy management systems, Burke E. Porter Machinery Company, a manufacturer of automotive test systems, Unique Fabricating LLC, a niche supplier of acoustic parts for the automotive industry, and the Original Equipment Suppliers Association, an organization dedicated to supporting and promoting automotive suppliers.

6

Ms. Korth has several decades of experience in corporate governance issues, organizational design, and development of strategies for growth and improved financial performance for automotive suppliers. In addition to the knowledge and experience described above, the Company believes that Ms. Korth should serve as a director because she provides insight to industry trends and expectations to the Board which strengthens the Board’s collective qualifications, skills and experience.

William M. Lasky

Mr. Lasky, 65, was elected to the Board in 2004. Mr. Lasky served as President and Chief Executive Officer of Accuride Corporation (“Accuride”), a manufacturer and supplier of commercial vehicle components, from 2008 until his retirement in 2011. He has served as the Chairman of the Board of Accuride from 2009-2012. On October 8, 2009 Accuride filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. On February 26, 2010, after successfully completing its plan of reorganization, Accuride emerged from Chapter 11 bankruptcy. Mr. Lasky served as President and Chief Executive Officer of JLG Industries, Inc., a diversified construction and industrial equipment manufacturer, from 1999 through 2006 and served as Chairman of the Board from 2001 through 2006.

Since 2011 Mr. Lasky has served as a director of Affinia Group, Inc., a designer, manufacturer and distributor of industrial grade replacement parts and services for automotive and heavy-duty vehicles.

In addition to his professional experience described above, the Company believes that Mr. Lasky should serve as a director because he provides in-depth industry knowledge, business acumen and leadership to the Board which strengthens the Board’s collective qualifications, skills and experience.

George S. Mayes, Jr.

Mr. Mayes, 54, was elected to the Board in 2012. Mr. Mayes was appointed Executive Vice President and Chief Operating Officer of Diebold, Inc., a provider of integrated self-service delivery and security systems and services, in 2013. Prior to that, he served as Executive Vice President of Operations from 2008, as Senior Vice President, Supply Chain Management from 2006-2008, and as Vice President, Global Manufacturing upon joining Diebold, Inc. in 2005.

Mr. Mayes has extensive experience in lean manufacturing and Six Sigma processes and has managed manufacturing facilities in Canada, Mexico, France, Hungary, Brazil, China, Poland, Italy and the United States.

The Company believes that Mr. Mayes should serve as a director because he provides in depth knowledge of manufacturing theories and operations, business acumen and leadership to the Board which strengthens the Board’s collective qualifications, skills and experience.

Paul J. Schlather

Mr. Schlather, 60, was elected to the Board in 2009. Mr. Schlather was a partner at PricewaterhouseCoopers LLP, serving as co-head to the Private Client Service group from August 2002 until his retirement in 2008. Mr. Schlather currently provides independent business consulting services.

Mr. Schlather qualifies as an audit committee financial expert due to his extensive background in accounting and finance built through his career in public accounting. In addition to his professional and accounting experience described above, the Company believes that Mr. Schlather should serve as a director because he provides financial analysis and business acumen to the Board which strengthens the Board’s collective qualifications, skills and experience.

7

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

The Audit Committee of the Board currently anticipates appointing Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for the year ending December 31, 2013. For 2012, Ernst & Young was engaged by us to audit our annual financial statements and to perform audit-related and tax services. Representatives of Ernst & Young are expected to be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

The Board seeks an indication from our shareholders of their approval or disapproval of the Audit Committee’s anticipated appointment of Ernst & Young as our independent registered public accounting firm for the 2013 fiscal year. The submission of this matter for approval by shareholders is not legally required, however, the Board believes that the submission is an opportunity for the shareholders to provide feedback to the Board on an important issue of corporate governance. If our shareholders do not approve the appointment of Ernst & Young, the appointment of our independent registered public accounting firm will be re-evaluated by the Audit Committee but will not require the Audit Committee to appoint a different accounting firm. If our shareholders do approve the appointment of Ernst & Young, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders. Approval of this proposal requires the affirmative vote of a majority of the common shares present in person or by proxy and entitled to be voted on the proposal at our Annual Meeting of Shareholders. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered common shares present and entitled to vote on the proposal and will not have a positive or negative effect on the outcome of this proposal, however, there should be no broker non-votes on this proposal because brokers should have the discretion to vote uninstructed common shares on this proposal.

The Board of Directors recommends that you vote FOR Proposal Two.

Service Fees Paid to the Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees billed by and paid to Ernst & Young by fee category for the fiscal years ended December 31, 2012 and 2011. The Audit Committee has considered the scope and fee arrangements for all services provided by Ernst & Young, taking into account whether the provision of non-audit-related services is compatible with maintaining Ernst & Young’s independence.

	2012	2011
Audit Fees	$1,454,846	$1,735,620
Tax Fees	463,896	580,600
Total Fees	$1,918,742	$2,316,220

Audit Fees. Audit fees include fees associated with the annual audit of our financial statements, the assessment of our internal control over financial reporting as integrated with the annual audit of our financial statements, the quarterly reviews of the financial statements included in our SEC Form 10-Q filings, statutory and regulatory audits and general assistance with the implementation of new regulatory pronouncements.

Tax Fees. Tax fees relate to tax compliance and both domestic and international tax consulting.

Pre-Approval Policy

The Audit Committee’s policy is to approve in advance all audit and permitted non-audit services to be performed for the Company by its independent registered public accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee also pre-approves particular services on a case-by-case basis. In accordance with this policy, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman may pre-approve services and then inform the Audit Committee at the next scheduled meeting.

8

All services provided by Ernst & Young during fiscal year 2012, as noted in the previous table, were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described above.

Audit Committee Report

 In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility relating to corporate accounting, our reporting practices, and the quality and integrity of the financial reports and other financial information provided by us to any governmental body or to the public. Management is responsible for the financial statements and the financial reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for conducting audits and reviews on our audited financial statements in accordance with generally accepted accounting principles and audits of our internal control over financial reporting. The Audit Committee is comprised of five directors, each of whom is “independent” for audit committee purposes under the listing standards of the New York Stock Exchange (“NYSE”).

In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed our audited financial statements for the year ended December 31, 2012, with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee also discussed with our independent registered public accounting firm, Ernst & Young, the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and letter from Ernst & Young required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communication with the Audit Committee concerning independence. The Audit Committee discussed Ernst & Young’s independence with Ernst & Young. The Audit Committee also considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining Ernst & Young’s independence. Management has the responsibility for the preparation of our financial statements and Ernst & Young has the responsibility for the examination of those statements.

The Audit Committee discussed with our internal auditor and Ernst & Young the overall scope and plans for their respective audits. The Audit Committee meets with the internal audit director and Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of the Company’s financial reporting.

Based on the above-referenced review and discussions with management, the internal audit director and Ernst & Young, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

The Audit Committee

Douglas C. Jacobs, Chairman
Ira C. Kaplan
William M. Lasky
George S. Mayes, Jr.
Paul J. Schlather

9

PROPOSAL THREE: SAY-ON-PAY

The Company provides its shareholders with the opportunity to cast an annual advisory non-binding vote to approve the compensation of its Named Executive Officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables) (a “say-on-pay proposal”). The Company believes that it is appropriate to seek the views of shareholders on the design and effectiveness of the Company’s executive compensation program.

At the Company’s 2012 Annual Meeting of Shareholders, approximately 94% of the votes cast supported the say-on-pay proposal. The Compensation Committee believes this affirmed shareholders’ support of the Company’s approach to executive compensation.

The Company’s goal for its executive compensation program is to attract, motivate, and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in competitive markets. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its shareholders’ long-term interests. The Company believes that its executive compensation program, which emphasizes long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of its shareholders.

Base compensation is aligned to be competitive in the industry in which we operate. Incentive compensation (cash and equity) generally represents 65-75% of each executive officer’s target compensation opportunity, with long-term incentives representing the majority of compensation. Targets for incentive compensation are based on clear financial goals and increasing shareholder value. The Compensation Committee retains the services of an independent consultant to advise on competitive compensation and compensation practices.

The Board recommends that shareholders vote for the following resolution:

“RESOLVED that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee. The Board and the Compensation Committee value the opinions of our shareholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

The affirmative vote of a majority of the common shares present or represented by proxy and voting at the annual meeting will constitute approval of this non-binding resolution. If you own common shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your common shares so that your vote can be counted on this proposal. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered common shares present and entitled to vote on this proposal and will not have a positive or negative effect on the outcome of this proposal.

The Board of Directors recommends that you vote FOR Proposal Three.

10

PROPOSAL FOUR: APPROVAL OF AN AMENDMENT TO THE STONERIDGE AMENDED AND
RESTATED LONG-TERM INCENTIVE PLAN, AS AMENDED

The Amended and Restated Long-Term Incentive Plan, as amended (“LTIP”) was, upon the approval and recommendation of the Board of Directors, in accordance with applicable law and listing rules of the NYSE, approved by the Company’s shareholders at the 2006 Annual Meeting of Shareholders. An amendment to the LTIP increasing the number of common shares available for issuance under the LTIP to 3,000,000 and other technical changes was approved by the Company’s shareholders at the 2010 Annual Meeting of Shareholders. Currently, the LTIP authorizes the issuance of 3,000,000 common shares. On February 5, 2013, the Board of Directors approved an amendment (subject to shareholder approval) to the LTIP to increase by an additional 1,500,000 common shares the number of common shares available for issuance.

The Company is seeking shareholder approval of the LTIP, as amended, because additional shares available for issuance under the LTIP will assist the Company in achieving its goal of promoting long-term growth and profitability by enabling the Company to attract, retain and reward key employees and, therefore, align the interests of those employees with those of the Company’s shareholders. Without the additional shares for the LTIP, the Company would not have the ability to make equity-based awards to its key employees and would be greatly disadvantaged in attracting and retaining key employees. As described under the section heading “Executive Compensation,” the Company has made annual grants of restricted common shares under the LTIP. By aligning compensation with performance, the Company believes that the use of share-based benefits as part of the Company’s compensation package is of great importance in promoting the Company’s growth and continued success and is thus a substantial benefit to the Company’s shareholders and the Company. The description of the LTIP, as amended, is subject to and qualified by (i) Appendix A to this Proxy Statement (which contains a copy of the LTIP amendment that increases the number of common shares authorized for issuance) and (ii) a copy of the LTIP (prior to the amendment), which is available at www.sec.gov as an appendix to our Proxy Statement dated and filed with the SEC on April 20, 2010 and is also available as Exhibit 4.3 to our Form S-8 Registration Statement filed with the SEC on February 1, 2011. These files are also available on our website at www.stoneridge.com (see “Investors”, “SEC Filings”).

Currently, there are 3,000,000 common shares reserved for issuance pursuant to grants or awards under the LTIP. At the end of 2012, grants for 2,517,450 common shares had been made, 454,512 of those common shares have been forfeited and therefore available for grants, under the LTIP. In February 2013, grants for 800,650 common shares were made and 247,950 common shares were forfeited leaving 384,362 common shares available for issuance as grants under the LTIP.

Description of Amendment

The amendment to the LTIP will increase the number of common shares available for issuance by 1,500,000 to bring the total common shares available for issuance to 4,500,000.

Summary of the LTIP

•	The purpose of the LTIP is to promote the Company’s long-term growth and profitability by enabling the Company to attract, retain and reward key employees and officers and to strengthen the common interests of such employees and the Company’s shareholders by offering key employees and officers equity or equity-based incentives. Key employees and officers of the Company and its subsidiaries or affiliates will be eligible to participate in the LTIP. As of February 28, 2013, approximately 100 key employees and officers were eligible to participate in the LTIP.

•	The Compensation Committee administers the LTIP and determines who receives awards, the type and amount of awards, the consideration, if any, to be paid for awards, the timing of awards and the terms and conditions of awards. Under the LTIP, the Compensation Committee may delegate its responsibilities as to the selection of and grant of awards to employees who are not executive officers of the Company or, subject to Section 16 of the Securities Exchange Act of 1934, to the Company’s management in a manner consistent with applicable law. The Compensation Committee will have the authority to adopt, alter and repeal such rules, guidelines and practices governing the LTIP as it considers advisable and to interpret the terms and provisions of the LTIP and any award issued under the LTIP.

11

•	The Compensation Committee may grant stock options that (i) qualify as incentive stock options under Section 422A of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) do not qualify as incentive stock options, or (iii) both. To qualify as an incentive stock option, an option must meet certain requirements set forth in the Code. Under the LTIP the maximum number of common shares which may be issued subject to incentive stock options is 500,000. Options are evidenced by a stock option agreement in the form approved by the Compensation Committee.

•	In addition, the Compensation Committee may make grants of restricted common shares, deferred shares, share purchase rights, share appreciation rights in tandem with stock options, other share-based awards or any combination thereof.

•	The Compensation Committee may modify, suspend or terminate the LTIP as long as it does not impair the rights thereunder of any participant.

•	Stock options will be exercisable and restricted common share grants will vest at such time or times as the Compensation Committee determines at the time of grant. In general, restricted common shares are non-transferable prior to vesting. Additionally, if any stock option or restricted common share grant is exercisable or becomes vested only in installments or after specified exercise dates, the Compensation Committee may waive such exercise provisions and accelerate any exercise date based on such factors as the Compensation Committee shall determine in its sole discretion. No consideration will be received by the Company for the granting of stock options or restricted common shares.

•	The exercise price of a stock option granted under the LTIP may not be less than 100% of the fair market value of the Company’s common shares on the date the stock option is granted, except that with respect to an incentive stock option, the exercise price may not be less than 110% of the fair market value of the Company’s common shares on the date of grant for participants who, on the date of grant, own more than 10% of the total combined voting power of all classes of shares of the Company or its parent or subsidiaries.

•	The term of each stock option will be fixed by the Compensation Committee and may not exceed ten years from the date the stock option is granted, except that the term for incentive stock options may not exceed five years for participants who, on the date of grant, own more than 10% of the total combined voting power of all classes of shares of the Company or its parent or subsidiaries.

•	No participant in the LTIP may be granted stock options, restricted common share grants or other share awards in any calendar year for more than 400,000 common shares.

•	In the event of any merger, reorganization, consolidation, recapitalization, share dividend, share split, combination of shares or other change in the Company’s corporate structure affecting the shares, an adjustment or substitution may be made as approved by the Compensation Committee.

•	The LTIP will not be qualified under Section 401(a) of the Code and will not be subject to the provisions of the Employee Retirement Income Security Act of 1974.

•	The LTIP is intended to comply with Section 409A of the Code. If it is determined that any amount to be paid to a “specified employee” (as such term is defined in Section 409A of the Code) under the LTIP is considered “nonqualified deferred compensation” subject to Section 409A of the Code, then such payment if made upon “separation from service”, as defined in Section 409A of the Code, shall be delayed for six months following the specified employee’s separation from service.

12

•	The Board of Directors may amend, alter or discontinue the LTIP as long as it does not impair the rights thereunder of any participant. The Board of Directors must submit to the Company’s shareholders for approval any amendments to the LTIP which require shareholder approval under Section 16 of the Exchange Act or the rules and regulations thereunder, or Section 162(m) of the Code, or NYSE listing standards.

•	In the event there is a change of control or potential change of control (as defined in the LTIP), then (i) any stock options awarded under the LTIP not previously exercisable and vested shall become fully exercisable and vested; (ii) any share appreciation rights shall become immediately exercisable; (iii) the restrictions applicable to any restricted common share awards, deferred shares, share purchase rights and other share-based awards shall lapse and such shares and awards shall be deemed fully vested; and (iv) the value of all outstanding awards, in each case to the extent vested, shall, unless otherwise determined by the Compensation Committee in its sole discretion at or after grant but prior to any change in control or potential change in control, be cashed out on the basis of the “Change in Control Price” (as defined in the LTIP) as of the date of such change in control or potential change in control.

Federal Tax Consequences

The following summary of the federal income tax consequences applicable to options awarded under the LTIP is only a general summary of the applicable provisions of the Code and regulations promulgated thereunder as in effect on the date of this proxy statement. The actual federal, state, local and foreign tax consequences to the participant may vary depending upon his or her particular circumstances.

Incentive Stock Options

An incentive stock option results in no taxable income to the participant or a deduction to the Company at the time it is granted or exercised. However, the excess of the fair market value of the shares acquired over the option price is an item of adjustment in computing the alternative minimum taxable income of the participant. If the participant holds the shares received as a result of an exercise of an incentive stock option for at least two years from the date of the grant and one year from the date of exercise, then the gain realized on disposition of the shares (generally the amount received in excess of the option price) is treated as a long-term capital gain. If the shares are disposed of during this period, however (i.e., a “disqualifying disposition”), then the participant will include in income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise of the option over the option price (or, if less, the excess of the amount realized upon disposition over the option price). The excess, if any, of the sale price over the fair market value on the date of exercise will be either a long-term or a short-term capital gain depending on whether the participant has held the shares for more than one year. In such case, the Company will be entitled to a deduction, in the year of such a disposition, for the amount includible in the participant’s income as compensation. The participant’s basis in the shares acquired upon exercise of an incentive stock option is equal to the option price paid, plus any amount includible in his or her income as a result of a disqualifying disposition.

If an incentive stock option is exercised by tendering previously owned common shares, the following generally will apply: a number of new shares equal to the number of previously owned common shares tendered will be considered to have been received in a tax-free exchange; the participant’s basis and holding period (except for the disqualifying disposition period) for such number of new common shares will be equal to the basis and holding period of the previously owned common shares exchanged. To the extent that the number of common shares received exceeds the number of common shares surrendered, no taxable income will be realized by the participant at that time; such excess common shares will be considered incentive stock option stock with a zero basis; and the holding period of the participant in such common shares will begin on the date such common shares are transferred to the participant. If the common shares surrendered were acquired as the result of the exercise of an incentive stock option and the surrender takes place within two years from the date the incentive stock option relating to the surrendered common shares was granted or within one year from the date of such exercise, the surrender will result in a disqualifying disposition and the participant will realize ordinary income at that time in the amount of the excess, if any, of the fair market value at the time of exercise of the common shares surrendered over the basis of such common shares. If any of the common shares received are disposed of in a disqualifying disposition, the participant will be treated as first disposing of the common shares with a zero basis.

13

Non-qualified Stock Options

Provided that the exercise price is not less than the market value of a share at grant, a non-qualified stock option results in no taxable income to the participant or deduction to the Company at the time it is granted. A participant exercising such an option will, at that time, realize taxable compensation in the amount of the difference between the option price and the then market value of the shares. Subject to the applicable provisions of the Code, the Company will be allowed a deduction for federal income tax purposes in the year of exercise in an amount equal to the taxable compensation recognized by the participant.

The participant’s basis in such common shares is equal to the sum of the option price plus the amount includible in his or her income as compensation upon exercise. Any gain (or loss) upon subsequent disposition of the common shares will be a long-term or short-term gain (or loss), depending upon the holding period of the common shares.

If a non-qualified option is exercised by tendering previously owned common shares, the following generally will apply: a number of new common shares equal to the number of previously owned shares tendered will be considered to have been received in a tax-free exchange; the participant’s basis and holding period for such number of new common shares will be equal to the basis and holding period of the previously owned common shares exchanged. The participant will have compensation income equal to the fair market value on the date of exercise of the number of new common shares received in excess of such number of exchanged common shares; the participant’s basis in such excess common shares will be equal to the amount of such compensation income; and the holding period in such common shares will begin on the date of exercise.

Restricted Shares

A participant will not recognize any taxable income upon the grant of restricted common shares unless the participant makes a voluntary election to recognize income at grant under Section 83(b) of the Code. Upon the expiration of a restriction period for restricted common shares, whether such period lapses due to the satisfaction of certain pre-established performance criteria or due solely to the lapse of time, the participant will recognize compensation income and the Company will be entitled to a deduction equal to the value of the common shares that the participant receives.

Code Section 162(m)

Under Section 162(m) of the Code, the Company’s allowable federal income tax deduction for compensation paid to certain of the Company’s executive officers is limited to $1.0 million per year per officer. “Performance-based compensation” is generally excluded from this deduction limit. The amount includible in income of a participant on exercise of a nonqualified stock option under the LTIP is intended to qualify as performance-based compensation under Section 162(m) and the regulations thereunder, which require the LTIP to have been approved by the shareholders.

Vote Required for Approval

The affirmative vote of a majority of the votes cast in person or by proxy by shareholders represented and entitled to vote at the Annual Meeting of Shareholders is required for approval of the LTIP. Broker non-votes will not be treated as votes cast and will not have a positive or negative effect on the outcome of the proposal. Abstentions will be treated as votes cast and, consequently, will have the same effect as votes against the proposal.

The Board of Directors recommends that you vote FOR Proposal Four.

14

PROPOSAL FIVE: APPROVAL OF AN AMENDMENT TO THE STONERIDGE AMENDED
DIRECTORS’ RESTRICTED SHARES PLAN

The Amended Directors’ Restricted Shares Plan (“Directors’ Plan”) was, upon the approval and recommendation of the Board of Directors, in accordance with the applicable law and the listing rules of the NYSE, approved by the Company’s shareholders at the 2005 Annual Meeting of Shareholders. An amendment to the Directors’ Plan increasing the number of common shares to 500,000 available for issuance under the Directors’ Plan was approved by the Company’s shareholders at the 2010 Annual Meeting of Shareholders. Currently the Director’s Plan authorizes the issuance of 500,000 common shares. On February 5, 2013, the Board of Directors approved an amendment (subject to shareholder approval) to the Directors’ Plan to increase by an additional 200,000 common shares the number of common shares available for issuance.

The Company is seeking approval of the Directors’ Plan, as amended, because the additional common shares available for issuance under the Directors’ Plan will assist the Company in achieving its goal of promoting growth and profitability. The description of the Directors’ Plan, as amended, is subject to and qualified by (i) Appendix B to this Proxy Statement (which contains a copy of the Directors’ Plan amendment that increases the number of common shares authorized for issuance) and (ii) a copy of the Directors’ Plan (prior to the amendment), which is available at www.sec.gov as an appendix to our Proxy Statement dated and filed with the SEC on April 20, 2010 and is also available as Exhibit 4.4 to our Form S-8 Registration Statement filed with the SEC on February 1, 2011. These files are also available on our website at www.stoneridge.com (see “Investors”, “SEC Filings”).

Currently, there are 500,000 common shares reserved for issuance pursuant to grants or awards under the Directors’ Plan. At the end of 2012, grants for 354,964 common shares had been made under the Directors’ Plan. In February 2013, grants for 80,570 restricted common shares were made leaving 64,466 common shares available for issuance and grants under the Directors’ Plan.

Description of the Amendment

The amendment to the Directors’ Plan will increase the number of common shares available for issuance by 200,000 to bring the total common shares available for issuance to 700,000.

Summary of the Directors’ Plan

•	The purpose of the Directors’ Plan is to advance the interests of the Company and its shareholders by providing Eligible Directors (all non-employee directors) with an opportunity to participate in the Company’s future prosperity and growth and an incentive to increase the value of the Company based on the Company’s performance, development, and financial success.

•	The Directors’ Plan is administered by the Board of Directors. The Board has the power and authority to approve the grant of common shares subject to forfeiture (“Restricted Shares”) to Eligible Directors; approve the terms and conditions; adopt, alter, and repeal such administrative rules, guidelines, and practices governing the Directors’ Plan as it shall, from time to time, deem advisable; interpret the terms and provisions of the Directors’ Plan and any agreements related thereto; and take any other actions the Board considers appropriate.

•	If the amendment is approved the maximum aggregate number of common shares that may be issued under the Directors’ Plan as Restricted Shares shall be 700,000. The Restricted Shares that may be issued under the Directors’ Plan may be authorized but unissued common shares or issued shares reacquired by the Company and held as Treasury Shares.

•	The Restricted Shares granted under the Directors’ Plan will be authorized by the Board and will be evidenced by a written agreement in the form approved by the Board, which will be dated as of the date on which the Restricted Shares are granted, will be signed by an officer of the Company, will be signed by the participant, and will describe the terms and conditions to which the award of Restricted Shares is subject.

15

•	The Directors’ Plan provides for the forfeiture of rights granted under the Directors’ Plan of unvested shares on death, disability, resignation, refusal to stand for reelection or failure to be elected, unless otherwise determined by the Board.

•	The Board may modify, suspend or terminate the Directors’ Plan as long as it does not impair the rights thereunder of any participant.

If this proposal is approved, the total number of common shares authorized under the Directors’ Plan would represent approximately 2% of our outstanding common shares.

Vote Required for Approval

The affirmative vote of a majority of the votes cast in person or by proxy by shareholders represented and entitled to vote at the Annual Meeting of Shareholders is required for approval of the Directors’ Plan. Broker non-votes will not be treated as votes cast and will not have a positive or negative effect on the outcome of the proposal. Abstentions will be treated as votes cast and, consequently, will have the same effect as votes against the proposal.

The Board of Directors recommends that you vote FOR Proposal Five.

CORPORATE GOVERNANCE

Corporate Governance Documents and Committee Charters

The Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers and the charters of the Board of Directors’ Audit, Compensation, and Nominating and Corporate Governance committees are posted on our website at www.stoneridge.com. Written copies of these documents are available without charge to any shareholder upon request. Requests should be directed to Investor Relations at our address listed on the Notice of Annual Meeting of Shareholders.

Corporate Ethics Hotline

We established a corporate ethics hotline as part of our Whistleblower Policy and Procedures to allow persons to lodge complaints about accounting, auditing and internal control matters, and to allow an employee to lodge a concern, confidentially and anonymously, about any accounting and auditing matter. Information about lodging such complaints or making such concerns known is contained in our Whistleblower Policy and Procedures, which is posted on our website at www.stoneridge.com.

Director Independence

The NYSE rules require listed companies to have a Board of Directors comprised of at least a majority of independent directors. Under the NYSE rules, a director qualifies as “independent” upon the affirmative determination by the Board of Directors that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board has not adopted categorical standards of independence. The Board has determined that the following directors and nominees for election of director are independent:

Jeffrey P. Draime	Kim Korth	George S. Mayes, Jr.
Douglas C. Jacobs	William M. Lasky	Paul J. Schlather
Ira C. Kaplan

16

The Board of Directors’ Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to the Company. The Board has oversight responsibility of the processes established to report and monitor systems for material risks applicable to us. The Audit Committee regularly reviews enterprise-wide risk management, which includes treasury risks (commodity pricing, foreign exchange rates, and credit and debt exposures), financial and accounting risks, legal and compliance risks, and other risk management functions. The Compensation Committee considers risks related to the attraction and retention of talent and related to the design of compensation programs and arrangements. The full Board considers strategic risks and opportunities and regularly receives reports from management on risk and from the committees regarding risk oversight in their areas of responsibility.

Compensation Policies and Risk

Our policies and overall compensation practices for all employees do not create risks that are reasonably likely to have a material adverse affect on the Company. The compensation policies are generally consistent for all of our business units.

In addition, incentives are not designed, and do not create, risks that are reasonably likely to have a material adverse effect on the Company as all incentives reward growth and profitability. Our various incentive programs are based on our consistent growth and continued profitability, relying, for example, on the total return on investment, operating profit and total shareholder return. As such, they do not encourage employees to take risks to the detriment of our results in order to receive incentive compensation, nor are they reasonably likely to have a material adverse effect on the Company.

The Board of Directors

In 2012, the Board held seven meetings. Each Board member attended at least 75% of the meetings of the Board and of the committees on which he or she serves. Our policy is that directors are to attend the Annual Meeting of Shareholders. All of our current directors, except Mr. Mayes, who had not yet been elected as a director, attended the 2012 Annual Meeting of Shareholders. Mr. Lasky has been appointed as the lead independent director by the independent directors to preside at the executive sessions of the independent directors. It is the Board’s practice to have the independent directors meet regularly in executive session. All directors, except Mr. Corey, the Company’s President and Chief Executive Officer (“CEO”), are independent.

Leadership of the Board

The Board does not have a formal policy regarding the separation of the roles of CEO and Chairman of the Board as the Board believes it is in the best interest of the Company and our shareholders to make that determination based on the position and direction of the Company and the membership of the Board. At this time, the Board has determined that having an independent director serve as Chairman is in the best interest of the Company and our shareholders. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures. Further, this structure permits our President and CEO to devote more time to focus on the strategic direction and management of our day-to-day operations.

Committees of the Board

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. These committees are the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each member of the Audit, Compensation, and Nominating and Corporate Governance Committees is independent as defined under the listing standards of the NYSE. The table below shows the composition of the Board’s committees:

17

Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Douglas C. Jacobs	*	Jeffrey P. Draime		Jeffrey P. Draime
Ira C. Kaplan		Douglas C. Jacobs		Ira C. Kaplan
William M. Lasky		Kim Korth	*	Kim Korth
George S. Mayes, Jr.		William M. Lasky		William M. Lasky	*
Paul J. Schlather

___________________

* Committee Chairperson

Audit Committee.

This committee held nine meetings in 2012. Information regarding the functions performed by the Audit Committee is set forth in the “Audit Committee Report,” included in this Proxy Statement. The Board has determined that each Audit Committee member is financially literate under the listing standards of the NYSE. The Board also determined that Mr. Jacobs and Mr. Schlather each qualify as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. In addition, under the Sarbanes-Oxley Act of 2002 and the NYSE rules mandated by the SEC, members of the audit committee must have no affiliation with the issuer, other than their Board seat, and receive no compensation in any capacity other than as a director or committee member. Each member of the Audit Committee meets this additional independence standard applicable to audit committee members of NYSE listed companies.

Compensation Committee.

This committee held four meetings in 2012. The Compensation Committee is responsible for establishing and reviewing our compensation philosophy and programs with respect to our executive officers; approving executive officer compensation and benefits; recommending to the Board the approval, amendment and termination of incentive compensation and equity-based plans; and certain other compensation matters, including director compensation. Recommendations regarding compensation of other officers are made to the Compensation Committee by our CEO. The Compensation Committee can exercise its discretion in modifying any amount presented by our CEO. The Compensation Committee regularly reviews tally sheets that detail the total compensation obligations to each of our executive officers. During 2012, the Compensation Committee retained Total Rewards Strategies LLC to provide compensation related consulting services. Specifically, the compensation consultant provided relevant market data, current trends in executive and director compensation and advice on program design. In accordance with its charter, the Compensation Committee may delegate power and authority as it deems appropriate for any purpose to a subcommittee of not fewer than two members.

Nominating and Corporate Governance Committee.

This committee held two meetings in 2012. The purpose of the Nominating and Corporate Governance Committee is to evaluate the qualifications of director nominees, to recommend candidates for election as directors, to make recommendations concerning the size and composition of the Board, to develop and implement our corporate governance policies and to assess the effectiveness of the Board.

Nominations and Nomination Process

It is the policy of the Nominating and Corporate Governance Committee to consider individuals recommended by shareholders for membership on the Board. If a shareholder desires to recommend an individual for membership on the Board, then that shareholder must provide a written notice (the “Recommendation Notice”) to the Secretary of the Company at Stoneridge, Inc., 9400 East Market Street, Warren, Ohio 44484, on or before January 15 for consideration by the committee for that year’s election of directors at the Annual Meeting of Shareholders.

18

In order for a recommendation to be considered by the Nominating and Corporate Governance Committee, the Recommendation Notice must contain, at a minimum, the following:

•	the name and address, as they appear on the Company’s books, and telephone number of the shareholder making the recommendation, including information on the number of common shares owned and date(s) acquired, and if such person is not a shareholder of record or if such common shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity;
•	the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience, and qualifications of that individual;
•	a written acknowledgment by the individual being recommended that he or she has consented to the recommendation and consents to the Company undertaking an investigation into that individual’s background, experience, and qualifications in the event that the Nominating and Corporate Governance Committee desires to do so;
•	any information not already provided about the person’s background, experience and qualifications necessary for us to prepare the disclosure required to be included in our proxy statement about the individual being recommended;
•	the disclosure of any relationship of the individual being recommended with us or any of our subsidiaries or affiliates, whether direct or indirect; and
•	the disclosure of any relation of the individual being recommended with the shareholder, whether direct or indirect, and, if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at our Annual Meeting of Shareholders (or a statement to the effect that no material interest is known to such shareholder).

The Nominating and Corporate Governance Committee determines, and periodically reviews with the Board, the desired skills and characteristics for directors as well as the composition of the Board as a whole. This assessment considers the directors’ qualifications and independence, as well as diversity, age, skill, and experience in the context of the needs of the Board. At a minimum, directors should share our values and should possess the following characteristics: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; and the time available to devote to Board activities and the willingness to do so. The Nominating and Corporate Governance Committee does not have a formal policy specifically focusing on the consideration of diversity; however, diversity is one of the many factors that the Nominating and Corporate Governance Committee considers when identifying candidates and making its recommendations to the Board. In addition to the foregoing considerations, generally with respect to nominees recommended by shareholders, the Nominating and Corporate Governance Committee will evaluate such recommended nominees considering the additional information regarding them contained in the Recommendation Notices. When seeking candidates for the Board, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management and third-party search firms. Ultimately, the Nominating and Corporate Governance Committee will recommend to the Board prospective nominees who the Nominating and Corporate Governance Committee believes will be effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of our shareholders.

Regarding the election of Mr. Mayes to the Board of Directors, the Nominating and Corporate Governance Committee determined that a director with operating and supply chain management expertise would be a desirable skill set to add to the Board of Directors. In early 2012 the Board engaged a national executive search firm to conduct a search. As a result of the search and based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors elected Mr. Mayes to the Board of Directors in December 2012.

The Nominating and Corporate Governance Committee recommended to the Board each of the nominees identified in "Election of Directors" starting on page 5.

19

Compensation Committee Interlocks and Insider Participation

None of the members of the Board’s Compensation Committee have served as one of our officers at any time or as an employee during 2012. Additionally, no Compensation Committee interlocks existed during 2012.

Communications with the Board of Directors

The Board believes that it is important for interested parties to have the ability to send communications to the Board. Accordingly, persons who wish to communicate with the Board may do so by sending a letter to the Secretary of the Company at Stoneridge, Inc., 9400 East Market Street, Warren, Ohio 44484. The envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state whether the intended recipients are all members of the Board or certain specified individual directors (such as the lead independent director or non-management directors as a group). The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. The directors are not spokespeople for the Company and responses or replies to any communication should not be expected.

Transactions with Related Persons

There were no reportable transactions involving related persons in 2012.

Review and Approval of Transactions with Related Persons

The Board has adopted a written statement of policy with respect to related party transactions. Under the policy, a related party transaction is a transaction required to be disclosed pursuant to Item 404 of Regulation S-K or any other similar transaction involving the Company or the Company’s subsidiaries and any Company employee, officer, director, 5% shareholder or an immediate family member of any of the foregoing if the dollar amount of the transaction or series of transactions exceeds $25,000. A related party transaction will not be prohibited merely because it is required to be disclosed or because it involves related parties. Pursuant to the policy, such transactions are presented to the Nominating and Corporate Governance Committee for evaluation and approval by the committee, or if the committee elects, by the full Board. If the transaction is determined to involve a related party, the Nominating and Corporate Governance Committee will either approve or disapprove the proposed transaction. Under the policy, in order to be approved, the proposed transaction must be on terms that are fair to the Company and are comparable to market rates, where applicable.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

2012 Overview

During 2012, the actions of the Compensation Committee (the “Committee”) and our pay-for-performance philosophy functioned such that compensation actually earned by our executives reflected the performance of the Company in an economic environment that continues to be challenging. Highlights from our 2012 performance are as follows:

•	On December 31, 2011, we increased our ownership in an existing joint venture, PST Eletrônica Ltda. (“PST”), resulting in a controlling interest. As a result, PST became a consolidated subsidiary in our 2012 financial results, however, PST’s financial results were excluded from our 2012 incentive compensation targets;

•	Net sales excluding PST failed to meet our expectations by approximately $92.0 million. Our lower sales were the result of a significant volume decrease from a large North American customer in our Wiring segment and lower European commercial vehicle product sales in our Electronics segment. These sales decreases were partially offset by an increase due to higher volume in our served markets in our Control Devices segment;

20

•	We reduced our outstanding debt by $65.7 million and maintained a cash and cash equivalents balance of $44.6 million at year end by using the cash flows we generated along with existing cash balances; and

•	We adjusted our overall cost structure and improved our labor productivity to partially offset the $92 million decline in net sales, however, we were not able to generate operating income to meet our 2012 expectations.

As a result:

•	Our executive officers did not receive base salary increases in 2012;

•	Achievement for the consolidated metrics under the annual incentive award was limited to the free cash flow metric as we were not able to completely offset the decreased sales with cost reductions and improved productivity to meet the operating profit or return on invested capital metrics as established for 2012. As a result, our executives earned 25% of their annual incentive target based only on the achievement of the free cash flow component of their consolidated results based targets. See “Annual Incentive Awards”; and

•	No amounts were earned for the 2012 performance period of the long-term incentive awards granted in 2010, 2011 and 2012 as our actual earnings per share did not meet or exceed the threshold as established for 2012. These awards typically have a three year vesting period with annual performance targets. See “Long-Term Incentive Awards.”

Compensation Philosophy and Objectives

Our Company’s compensation programs for executive officers are designed to attract, retain, motivate, and reward talented executives who advance our strategic, operational and financial objectives and thereby enhance shareholder value. The primary objectives of our compensation programs for executive officers are to:

•	attract and retain talented executive officers by providing a compensation package that is competitive with that offered by similarly situated companies;
•	create a compensation structure under which a substantial portion of total compensation is based on achievement of performance goals; and
•	align total compensation with the objectives and strategies of our business and shareholders.

We have a commitment to formulate the components of our compensation program under a pay-for-performance philosophy. A substantial portion of our executive officers’ annual and long-term compensation is tied to quantifiable measures of the Company’s financial performance and therefore will not be earned if targeted performance is not achieved.

We established the various components of our 2012 compensation payments and awards to meet our objectives as follows:

Objective Addressed
Type of Compensation	Competitive Compensation	Performance Objective	Retention

Base salary	✓
Annual incentive plan awards	✓	✓
Equity-based awards	✓	✓	✓
Benefits and perquisites	✓

21

Mix of Compensation

Our executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both shorter-term performance objectives and longer-term shareholder value. A substantial portion of our executive officers’ annual and long-term compensation is at-risk. The portion of compensation at-risk increases with the executive officer’s position level. This provides more upside potential and downside risk for more senior positions because these roles have greater influence on our performance as a whole.

Total Target Compensation

Total target compensation is the value of the compensation package that is intended to be delivered if performance goals are met. Actual compensation depends on the annual and long-term incentive compensation payout levels based upon the applicable performance achievement and, for long-term awards, the price of our common shares. The following charts show the weighting of each element of total target compensation for the CEO and the other Named Executive Officers (“NEO”). These charts illustrate our pay-for-performance philosophy, as annual and long-term incentive compensation comprises the majority of total target compensation.

Determination of Compensation

Based on the foregoing objectives, we have structured our executive officers’ compensation to provide competitive compensation to attract and retain executive officers, to motivate them to achieve our strategic goals and to reward the executive officers for achieving such goals. The Committee historically retains an independent compensation consultant to assist the Committee. For 2012, the Committee retained Total Rewards Strategies LLC (“TRS”) to assist the Committee with the following: keeping it appraised about relevant trends and technical developments during its meetings; providing consulting advice regarding long-term incentive and change in control arrangements; providing peer group analysis; and providing market data for the CEO position and other executive officers. Additionally, recommendations and evaluations from the CEO are considered by the Committee when setting the compensation of the other executive officers. The annual evaluation of the CEO by the Board is considered by the Committee when establishing the compensation of the CEO.

Our executive officers receive two forms of annual cash compensation – base salary and an annual incentive award – which together constitute an executive officer’s total annual cash compensation. Please note that “total annual cash compensation,” as discussed in this Compensation Discussion and Analysis, differs from the “Total Compensation” column of the Summary Compensation Table on page 29, which includes long-term incentive, perquisites and other forms of compensation valued on a basis consistent with financial statement reporting requirements. The levels of base salary and the annual incentive award for our executive officers are established annually under a program intended to maintain parity with the competitive market for executive officers in comparable positions. Our executive compensation levels are designed to be generally aligned with the 50th - 75th percentile of competitive market levels for each position.

A large percentage of total compensation is incentive-based. There is no pre-established policy or target for the allocation between cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews competitive market compensation information provided by our compensation consultant and considers the Company’s historical compensation practices in determining the appropriate level and mix of incentive compensation for each executive position.

22

Compensation Benchmarking and Comparator Group

The comparator group is comprised of some of our direct competitors and a broader group of companies in the electronic and motor vehicle parts manufacturing industries that the Committee believes is representative of the labor market from which we recruit executive talent. Factors used to select the comparator group of companies include industry segment, revenue, profitability, number of employees and market capitalization. The Committee reviews and approves the comparator group annually. The composition and number of companies included in the comparator group used for 2012 compensation decisions was adjusted from the prior year to more accurately represent the structure of Stoneridge after the acquisition of PST.

The companies in the comparator group used in 2012 executive compensation decisions were:

Accuride	Drew Industries	Modine Manufacturing
Altra Holdings	Encore Wire	Richardson Electronics
American Axle	EnPro Industries	Spartan Motors
AMETEK	Esterline Technologies	Standard Motor Products
AVX	Gentex	Superior Industries International
CIRCOR International	Graco	Tennant
Commercial Vehicle Group	Kaydon	Thomas & Betts
CTS	KEMET	Titan International
Dana	Littelfuse	Trimas
Dorman Products	Meritor	Wabash National

In 2011, the median sales revenue for the comparator group was $960 million while our revenue was $765 million.

TRS provides the Committee with the 50th and 75th percentiles of the comparator group for base salary, cash bonus, long-term incentives and total overall compensation. The Committee uses as a primary reference point the 50th percentile when determining base salary and annual incentive targets and the 75th percentile when determining long-term incentive targets; each element of pay is adjusted to reflect competitive market conditions. The goal of the executive compensation program is to provide overall compensation between the 50th and 75th percentiles of pay practices of the comparator group of companies. Actual target pay for an individual may be more or less than the referenced percentiles based on the Committee’s evaluation of the individual’s performance and potential. Consistent with the Committee’s philosophy of pay-for-performance, incentive payments can exceed target levels only if overall Company financial targets are exceeded and will fall below target levels if overall financial goals are not achieved.

Consideration of Shareholder Advisory Vote on Executive Compensation

At our 2012 Annual Meeting of Shareholders, our shareholders approved our compensation advisory resolution with more than 94% of the votes cast approving the 2011 executive compensation described in our 2012 Proxy Statement. The Committee believes the shareholders vote affirms the Company’s approach to executive compensation and decided not to materially alter our compensation policies and programs for 2012.

23

Elements of Compensation

The elements of compensation of our executive officers for 2012 were the following:

•	Base salary;
•	Annual cash incentive award;
•	Long-term equity-based incentive awards; and
•	Benefits and perquisites.

Although all executive officers are eligible to participate in the same compensation and benefit programs, only Mr. Corey has compensation that is governed by an employment agreement. The terms of Mr. Corey’s employment agreement are described under “Employment Agreements.”

Base Salaries

We use base salary as the foundation of our compensation program for our executive officers. The annual cash incentive compensation awards and long-term incentive awards are based on a percentage of base compensation. The base salary is set at competitive market levels to attract and retain our executive officers. Base salary levels for our executive officers are set on the basis of the executive’s responsibilities, the current general industry and competitive market data, as discussed above. In each case, due consideration is given to personal factors, such as the individual’s experience, competencies, performance and contributions, and to external factors, such as salaries paid to similarly situated executive officers by like-sized companies. The Committee considers the evaluation and recommendation of the CEO in determining the base salary of the other executive officers. The Committee generally approves all executive officer base salaries at its December meeting which become effective January 1 of the following year. Executive officers base salaries remain fixed throughout the year unless a promotion or other change in responsibilities occurs. The “Salary” column of the Summary Compensation Table lists the NEO’s base salary for 2012.

Annual Incentive Awards

Our executive officers participate in our Annual Incentive Plan (“AIP”) which provides for annual cash payments based on the achievement of specific financial goals. As described above, the Company believes that a substantial portion of each executive’s overall compensation should be tied to quantifiable measures of financial performance. In March 2012, the Committee approved a revision to the Company’s 2012 AIP targets and metrics which had originally been approved in February 2012. The AIP targets are expressed as a percentage of the executive officer’s base salary. Per our competitive compensation review and focus on incentive-based compensation, the target percentages for our NEOs were increased 5% each for 2012.

For 2012, the structure of our AIP included both consolidated financial performance metrics and, where appropriate, divisional or functional focused metrics to incentivize specific performance. The financial performance elements, weighting, target metrics, and achievement for our NEOs are summarized as follows:

24

	Weight	Target Metric	Achievement
For our CEO & CFO:
Consolidated Metrics:
Operating profit	43%	$52.7 million	0%
Return on invested capital	29%	14.07%	0%
Free cash flow	28%	$25.8 million	25%

For our Other NEOs:
Consolidated Metrics:
Operating profit	30%	$52.7 million	0%
Return on invested capital	20%	14.07%	0%
Free cash flow	20%	$25.8 million	25%

Division Specific Metrics:
Mr. Beaver:
Sales growth	10%	$175.0 million	200%
Sales diversification	10%	$100.0 million	200%
Profit improvement initiatives	10%	$6.0 million	200%
Mr. Kramer:
Operating income	20%	$38.3 million	0%
Free cash flow	5%	$19.2 million	0%
Sales growth	5%	$65.0 million	200%
Mr. Adante:
Operating improvements	30%	Various	78%

The consolidated financial performance target metrics were based on our 2012 business plan and were intended to be aggressive but achievable based on industry conditions known at the time they were established. Under the 2012 AIP, the minimum level for achievement for the consolidated financial metrics was based on 80% of target while the maximum level was based on 130% of target. The divisional target metrics were based on plans or initiatives as developed during our 2012 budget process and established metrics were designed to be challenging but achievable. The following table provides the 2012 AIP target as a percent of base salary, as a dollar amount and the dollar achievement for our NEOs:

	Target Percent of Base Salary	Target	Achieved

John C. Corey	90%	$630,000	$156,757
George E. Strickler	65%	232,375	57,820
Thomas A. Beaver	50%	143,500	111,094
Kevin B. Kramer	50%	100,000	27,419
Richard P. Adante	45%	101,250	41,176

For each performance metric, specific levels of achievement for minimum, target, and maximum were set as described above. At target, 100% payout is achieved for each element of the plan; at maximum, 200% payout is achieved; and at minimum, 50% payout is achieved. Below the minimum target, no incentive compensation is earned. The AIP prorates incentive compensation earned between the minimum and maximum levels. The payment of compensation under the 2012 plan was subject to our overall performance and is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Long-Term Incentive Awards

Under our Long-Term Incentive Plan (“LTIP”), all executive officers may be granted share options, restricted shares and other equity-based awards. Under our Long-Term Cash Incentive Plan (“LTCIP”), all executive officers may be granted awards payable in cash. We believe that long-term incentive awards are a valuable motivation and retention tool and provide a long-term performance incentive to management. The long-term awards are calculated based on the fair value of the shares, shares equivalent or cash at the time of grant. In 2012, all long-term awards were granted under the LTIP.

25

The percentages are typically representative of the competitive market data obtained during the annual compensation review process described above. For 2012, the Committee reaffirmed that in order to remain competitive in the overall compensation packages, the long-term incentive awards should approximate the 75th percentile of comparative market data. The expected awards are subject to adjustment based on differences in the scope of the executive officer’s responsibilities, performance and ability.

Long-term equity-based incentives are an important tool for retaining executive talent. For 2012, we granted to our executive officers time-based restricted common shares under the LTIP equal to the equivalent of 60% of the fair value calculation based on the75th percentile of comparative market data. If the executive officer remains an employee at the end of the three year vesting period, the time-based restricted common shares will vest and no longer be subject to forfeiture on that date. The grant date fair value of the time-based restricted common shares is included in the “Stock Awards” column of the Summary Compensation Table. The time-based restricted common shares awarded in 2012 are included in the “All Other Stock Awards” column of the Grants of Plan-Based Awards table.

Long-term equity-based incentives are also key to linking our executive officers’ overall compensation to shareholder return. For 2012, we granted performance-based restricted common share awards under the LTIP to our executive officers targeting approximately 20% of the long-term incentive fair value calculation based on the 75th percentile of comparative market data. The awards are subject to forfeiture based on our total shareholder return (“TSR”) over a three year period, when compared to TSR for a Peer Group of companies over the same period. If our TSR is equal to the 50th percentile of the Peer Group TSR performance, the target number of common shares will vest and no longer be subject to forfeiture. If our TSR is less than the 25th percentile (minimum) of the Peer Group TSR performance, all common shares will be forfeited and if our TSR is equal to the 75th percentile (maximum) or greater of the Peer Group TSR performance, all common shares will vest and no longer be subject to forfeiture. Provided the executive officer remains employed, and depending on TSR performance, the number of common shares no longer subject to forfeiture prorates between the 25th and 75th percentile. The 2012 Peer Group for TSR is comprised of a subset of companies from the executive compensation comparator group and is comprised of the following companies:

Accuride	Esterline Technologies	Modine Manufacturing
American Axle & Manufacturing	Gentex	Standard Motor Products
Commercial Vehicle Group	Graco	Superior Industries International
CTS	Littelfuse	Titan International
EnPro Industries	Meritor, Inc.

In 2012 we also granted performance-based restricted common share awards under the LTIP to our executive officers targeting approximately 20% of the long-term incentive fair value calculation based on the 75th percentile of comparative market data. The awards are subject to forfeiture based on our actual annual earnings per share (“EPS”) performance over a three year period, when compared to minimum, target and maximum annual EPS amounts over the same period. For the 2012 grants, the annual performance period target EPS was set using our Board approved annual budget at the first regular meeting of each year in the performance period. Minimum EPS is established at 50% of target and maximum EPS is established at 150% of target for each annual performance period. The annual EPS target for the 2012 performance period was established at a target of $1.35. The metrics are intended to be aggressive but achievable based on industry conditions known at the time they are set. Provided the executive officer remains employed, and depending on annual EPS performance, the number of common shares no longer subject to forfeiture prorates between minimum and maximum amounts. Actual EPS performance below the minimum level results in no earned shares for the annual performance period. For the 2012 annual performance period, achievement was below the minimum level. The performance-based restricted common shares awarded in 2012 are included in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns of the Grants of Plan-Based Awards table.

26

The Committee’s practice has been to approve the long-term incentive awards at the first regular meeting of the calendar year. Awards in 2012 were granted at the February 2012 meeting, the first regularly scheduled meeting. As a general practice, awards under the long-term incentive plans are approved once a year unless a situation arises whereby a compensation package is approved for a newly hired or promoted executive officer and equity-based compensation is a component.

Perquisites

We provide executive officers with perquisites we and the Committee believe are reasonable and consistent with its overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites provided to executive officers.

Perquisites that are provided to executive officers are different by individual and could include an auto allowance, fully paid premiums for healthcare coverage, and country club dues. The incremental costs of the perquisites listed above for the NEOs are included in the “All Other Compensation” column of the Summary Compensation Table.

Employment Agreements

In 2006, we entered into a negotiated employment agreement with Mr. Corey that provided for a minimum base salary of $525,000, participation in the annual incentive plan at a minimum target of 70% of base salary; a monthly car allowance; reimbursement of country club dues and a one-time initiation fee; reimbursement of Mr. Corey’s premium on his life insurance policy; participation in the Company’s customary benefit plans and reimbursement of out-of-pocket healthcare expenses not to exceed $5,000 per covered family member on an annual basis. In addition, if Mr. Corey is terminated by the Company without cause, the Company will be obligated to provide as severance the same compensation and benefits described below under “Potential Change in Control and Other Post-Employment Payments.”

The Company has not entered into an employment agreement with any other NEO.

Severance Plan

We adopted the Officers’ and Key Employees’ Severance Plan (the “Severance Plan”) in October 2009. The NEOs covered under the Severance Plan include Mr. Strickler and Mr. Beaver. If a covered executive is terminated by us without cause, we will be obligated under the Severance Plan to pay the executive’s salary for 12 months (18 months in the case of the Chief Financial Officer, Mr. Strickler) and continue health and welfare benefits coverage over the same period of time. Mr. Corey’s severance protection is provided in his employment agreement as described below under “Potential Change in Control and Other Post-Employment Payments.”

Termination and Change in Control Payments

We have entered into change in control agreements with our Mr. Corey, Mr. Strickler, Mr. Beaver and certain other senior management employees. These agreements are designed to promote stability and continuity of senior management, both of which are in the best interest of Stoneridge and our shareholders. Our termination and change in control provisions for the NEOs are summarized below under “Potential Change in Control and Other Post-Employment Payments.”

27

Tax Deductibility of Compensation

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1.0 million that is paid to a company’s CEO and the other NEOs. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met.

The Committee believes that it is generally in our best interest to attempt to structure performance-based compensation, including performance share award grants and annual incentive awards, to NEOs whose compensation may be subject to Section 162(m) of the Code in a manner that satisfies the statute’s requirements. Currently, all performance-based compensation is designed to be deductible under Section 162(m) of the Code; however, in the future, the Committee may determine that it is appropriate to pay performance-based compensation which is not deductible.

Accounting Treatment of Compensation

As one of many factors, the Committee considers the financial impact in determining the amount of and allocation of the different pay elements, including FASB ASC Topic 718 implications of the long-term incentive compensation.

Share Ownership Guidelines

In February 2013, the Committee approved share ownership guidelines for our executive officers to enhance the linkage between the interests of our executive officers and those of our shareholders. These guidelines provide that the CEO, CFO and other executive officers must retain Company common shares equal in market value to five, four and three times, respectively, of their annual base salaries. The executive officers have a five year accumulation period from implementation, hire, or promotion to achieve compliance and are restricted from selling any common shares earned under a Company equity-based compensation plan until their ownership guideline has been reached.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on that review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Kim Korth, Chairwoman
Jeffrey P. Draime
Douglas C. Jacobs
William M. Lasky

28

Summary Compensation Table

The following table provides information regarding the compensation of our Chief Executive Officer, our Chief Financial Officer, and our three most highly compensated executive officers for 2012.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)

John C. Corey	2012	$700,000	$1,615,216	$156,757	$90,164	$2,562,137
President & Chief	2011	700,000	2,088,904	-	74,949	2,863,853
Executive Officer	2010	655,000	1,296,116	1,056,000	707,557	3,714,673

George E. Strickler	2012	357,500	497,982	57,820	32,260	945,562
Executive Vice President,	2011	357,500	774,916	-	31,801	1,164,217
Chief Financial Officer &	2010	340,688	432,500	378,400	353,335	1,504,923
Treasurer

Thomas A. Beaver	2012	287,000	359,094	111,094	27,287	784,475
Vice President & President	2011	287,000	343,764	77,490	25,314	733,568
of Global Sales	2010	279,600	238,740	253,170	154,508	926,018

Kevin B. Kramer(4)	2012	200,000	337,330	27,419	113,833	678,582
Vice President & President
of the Stoneridge Wiring Division

Richard P. Adante(5)	2012	225,000	334,360	41,176	8,909	609,445
Vice President of Operations	2011	140,788	-	-	2,655	143,443

___________________

(1)	The amounts included in the “Stock Awards” column represent the grant date fair value of common share awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. In 2012 time- and performance-based common share awards were awarded to our NEOs. The performance-based awards were expected to vest and no longer be subject to forfeiture at the target level when granted. Please see the “Grants of Plan-Based Awards for 2012” table for more information regarding the restricted common share awards granted in 2012.

(2)	The amount shown for each NEO in the “Non-Equity Incentive Plan Compensation” column is attributable to an annual incentive award earned under the AIP in the fiscal year listed.

(3)	The amounts shown for 2012 in the “All Other Compensation” column are comprised of the following:

	Auto Allowance	401(k) Match	Group Term Life Insurance	Club Dues	Health Insurance Premium	Life Insurance Including Gross-up	Healthcare Costs Including Gross-up	Recruiting Bonus	Total
Mr. Corey	$14,400	$7,500	$10,859	$6,000	$1,978	$23,956	$25,471	$-	$90,164
Mr. Strickler	9,000	7,500	5,267	5,000	5,493	-	-	-	32,260
Mr. Beaver	14,400	7,500	2,704	-	2,683	-	-	-	27,287
Mr. Kramer	-	3,750	1,012	856	8,215	-	-	100,000	113,833
Mr. Adante	-	2,813	6,096	-	-	-	-	-	8,909

(4)	Mr. Kramer joined our Company in May 2012. His annual salary for 2012 was $300,000.

(5)	Mr. Adante joined our Company in May 2011. His annual salary for 2011 was $225,000.

29

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)(3)	Option Awards ($)(4)

John C. Corey		$315,000	$630,000	$1,260,000
	2/10/2012				31,400	62,800	94,200	94,200	$1,615,216

George E. Strickler		116,188	232,375	464,750
	2/10/2012				9,700	19,400	29,100	29,000	497,982

Thomas A. Beaver		71,750	143,500	287,000
	2/10/2012				7,000	14,000	21,000	20,900	359,094

Kevin B. Kramer		50,000	100,000	200,000
	5/1/2012				7,000	14,000	21,000	21,000	337,330

Richard P. Adante		50,625	101,250	202,500
	2/10/2012				6,500	13,000	19,500	19,500	334,360

___________________

(1)	The amounts shown reflect awards granted under our 2012 AIP. In February 2012, the Compensation Committee approved the 2012 target AIP awards expressed as a percentage of the executive officer’s 2012 approved base salary, and in March 2012, the Compensation Committee approved Company performance measures for the purpose of determining the amount paid out under the AIP for each executive officer for the year ended December 31, 2012. Please see “Compensation Discussion and Analysis – Annual Incentive Awards” for more information regarding the Company’s 2012 awards and performance measures.

(2)	The amounts shown reflect grants of performance-based restricted common shares made under our LTIP on February 10, 2012 for all NEOs, except Mr. Kramer who received a grant upon hire on May 1, 2102. The amount of these shares that vest and are no longer subject to forfeiture will be determined on February 10, 2015 (assuming the grantee is still employed on that date) based on our total shareholder return compared to that of a defined peer group for 50% of the awards and based on our EPS performance for the remaining 50% of the awards.

(3)	The amounts shown reflect grants of time-based restricted common shares under our LTIP. These shares were granted on February 10, 2012 for all NEOs, except Mr. Kramer who receive a grant upon hire on May 1, 2012, and will vest and no longer be subject to forfeiture on February 10, 2015 (assuming the grantee is still employed on that date).

(4)	The amounts included in “Fair Value of Awards” column represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

30

Outstanding Equity Awards at Year-End

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

John C. Corey	10,000	$15.725	5/10/2014	121,600	(2)	$622,592	98,550	(5)	$504,576
				74,400	(3)	380,928	83,850	(6)	429,312
				94,200	(4)	482,304	74,400	(7)	380,928
							94,200	(8)	482,304

George E. Strickler	-	-	-	40,600	(2)	207,872	32,850	(5)	168,192
				27,600	(3)	141,312	28,050	(6)	143,616
				29,000	(4)	148,480	27,600	(7)	141,312
							29,100	(8)	148,992

Thomas A. Beaver	20,000	10.385	2/4/2013	22,400	(2)	114,688	18,150	(5)	92,928
				12,200	(3)	62,464	15,450	(6)	79,104
				20,900	(4)	107,008	12,300	(7)	62,976
							21,000	(8)	107,520

Kevin B. Kramer	-	-	-	21,000	(4)	107,520	21,000	(8)	107,520

Richard P. Adante	-	-	-	19,500	(4)	99,840	19,500	(8)	99,840

___________________

(1)	Based on the closing price of our common shares on December 31, 2012 ($5.12), as reported on the New York Stock Exchange.

(2)	These time-based restricted common shares vested on February 14, 2013.

(3)	These time-based restricted common shares vest on February 14, 2014.

(4)	These time-based restricted common shares vest on February 10, 2015.

(5)	These performance-based restricted common shares were scheduled to vest on February 14, 2013; achievement was below the minimum level, therefore no shares vested.

(6)	These phantom shares were scheduled to vest on February 14, 2013 subject to achievement of specified financial performance metrics; maximum achievement was attained for the first two of the three performance periods with no achievement attained in the third performance period.

(7)	These performance-based restricted common shares are scheduled to vest on February 14, 2014 subject to achievement of specified financial performance metrics.

(8)	These performance-based restricted common shares are scheduled to vest on February 10, 2015 subject to achievement of specified financial performance metrics.

31

Option Exercises and Stock Vested

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

John C. Corey	170,040	$1,715,704
George E. Strickler	49,110	495,520
Thomas A. Beaver	23,600	238,124
Kevin B. Kramer	-	-
Richard P. Adante	-	-

___________________

(1)	The number of shares includes time-based restricted shares from the 2009 restricted share grant that vested and were no longer subject to forfeiture on March 8, 2012. The value realized on vesting was based on the average of the high and low market values as recorded on the date of vesting, March 8, 2012.

Potential Change in Control and Other Post-Employment Payments

In December 2011, we entered into a 2011 Amended and Restated Change in Control Agreement (the “CIC Agreement”), eliminating the excise tax gross up payment, with certain NEOs and certain other senior management employees. Our change in control agreements were designed to provide for continuity of management in the event of change in control of the Company. We think it is important for our executives to be able to react neutrally to a potential change in control and not be influenced by personal financial concerns. We believe our arrangements are consistent with market practice. For our NEOs covered under a CIC Agreement (Mr. Adante and Mr. Kramer have not entered into a change in control agreement nor are they currently covered under the severance plan described below), we set the level of benefits, as described below, to remain competitive with our select peer group. All payments under the CIC Agreement are conditioned on a non-compete, non-solicitation and non-disparagement agreement. The CIC Agreements replaced and superseded change in control agreements we previously entered into with these employees.

We believe that the CIC Agreements should compensate executives displaced by a change in control and not serve as an incentive to increase personal wealth. Therefore, our CIC Agreements are “double trigger” arrangements. In order for the executives to receive the payments and benefits set forth in the agreement, both of the following must occur:

•	a change in control of the Company; and

•	a triggering event:
•	the Company separates NEO from service, other than in the case of a termination for cause, within two years of the change in control; or
•	NEO separates from service for good reason (defined as material reduction in NEO’s title, responsibilities, power or authority, or assignment of duties that are materially inconsistent to previous duties, or material reduction in NEO’s compensation and benefits, or require NEO to work from any location more than 100 miles from previous location) within two years of the change in control.

If the events listed above occur and the executive delivers a release to the Company, we will be obligated to provide the following to our CEO and CFO:

•	three times the greater of the CEO or CFO’s annual base salary at the time of a triggering event or at the time of the occurrence of a change in control;

32

•	three times the greater of the CEO or CFO’s maximum annual incentive compensation he would have been entitled to at the time of a triggering event or at the occurrence of a change in control, in each case based upon the assumption that personal and company targets or performance goals were achieved in that year at the maximum level;
•	an amount equal to the pro rata amount of annual incentive compensation the CEO or CFO would have been entitled to at the time of a triggering event calculated based on the performance goals that were achieved in the year in which the triggering event occurred; and
•	continued life and health insurance benefits for twenty-four months following termination.

If the events listed above occur and the executive delivers a release to the Company, we will be obligated to provide the following to Mr. Beaver:

•	two times the greater of the NEO’s annual base salary at the time of a triggering event or at the time of the occurrence of a change in control;
•	two times the greater of the NEO’s average annual incentive award over the last three completed fiscal years or the last five completed fiscal years;
•	an amount equal to the pro rata amount of annual incentive compensation the NEO would have been entitled to at the time of a triggering event calculated based on the performance goals that were achieved in the year in which the triggering event occurred; and
•	continued life and health insurance benefits for twenty-four months following termination.

Upon a change in control as defined in our LTIP, the restricted common shares included on the “Outstanding Equity Awards at Year-End” table that are not performance-based vest and are no longer subject to forfeiture; the performance-based restricted common shares included on the “Outstanding Equity Awards at Year End” table vest and are no longer subject to forfeiture based on target achievement levels.

In October 2009, we adopted the Officers’ and Key Employees’ Severance Plan (the “Severance Plan”). The NEOs covered under the Severance Plan include Mr. Strickler and Mr. Beaver. If we terminate a covered executive without cause, we will be obligated under the Severance Plan to pay the executive’s salary for 12 months (18 months in the case of the Chief Financial Officer, Mr. Strickler) and continue health and welfare benefits coverage over the same period of time. Mr. Corey’s severance protection is provided in his employment agreement as described above.

No severance is payable if the NEO’s employment is terminated for “cause,” if they resign, or upon death.

Value of Payment Presuming Hypothetical December 31, 2012 Termination Date

Upon resignation, no payments are due to any NEO in the table below. Assuming the events described in the table below occurred on December 31, 2012, each NEO would be eligible for the following payments and benefits:

33

	Termination Without Cause	Non- Termination Change in Control	Change in Control and NEO Resigns for Good Reason or is Terminated Without Cause	Disability	Death
John C. Corey
Base Salary	$1,400,000	$-	$2,100,000	$175,000	$-
Annual Incentive Award	-	-	3,780,000	-	-
Unvested and Accelerated Restricted Common Shares	975,401	1,485,824	1,485,824	975,401	975,401
Unvested and Accelerated Performance Common Shares	849,146	1,198,080	1,198,080	849,146	849,146
Health & Welfare Benefits	64,276	-	64,276	-	-
Total	$3,288,823	$2,683,904	$8,628,180	$1,999,547	$1,824,547

George E. Strickler
Base Salary	$536,250	$-	$1,072,500	$-	$-
Annual Incentive Award	-	-	1,394,250	-	-
Unvested and Accelerated Restricted Common Shares	330,834	497,664	497,664	330,834	330,834
Unvested and Accelerated Performance Common Shares	287,057	401,408	401,408	287,057	287,057
Health & Welfare Benefits	22,652	-	30,202	-	-
Total	$1,176,793	$899,072	$3,396,024	$617,891	$617,891

Thomas A. Beaver
Base Salary	$287,000	$-	$574,000	$-	$-
Annual Incentive Award	-	-	294,503	-	-
Unvested and Accelerated Restricted Common Shares	180,152	284,160	284,160	180,152	180,152
Unvested and Accelerated Performance Common Shares	157,040	228,352	228,352	157,040	157,040
Health & Welfare Benefits	7,819	-	15,637	-	-
Total	$632,011	$512,512	$1,396,652	$337,192	$337,192

Kevin B. Kramer
Base Salary	$-	$-	$-	$-	$-
Annual Incentive Award	-	-	-	-	-
Unvested and Accelerated Restricted Common Shares	31,360	107,520	107,520	31,360	31,360
Unvested and Accelerated Performance Common Shares	20,900	71,680	71,680	20,900	20,900
Health & Welfare Benefits	-	-	-	-	-
Total	$52,260	$179,200	$179,200	$52,260	$52,260

Richard P. Adante
Base Salary	$-	$-	$-	$-	$-
Annual Incentive Award	-	-	-	-	-
Unvested and Accelerated Restricted Common Shares	29,117	99,840	99,840	29,117	29,117
Unvested and Accelerated Performance Common Shares	19,405	66,560	66,560	19,405	19,405
Health & Welfare Benefits	-	-	-	-	-
Total	$48,522	$166,400	$166,400	$48,522	$48,522

34

DIRECTORS’ COMPENSATION

Cash Compensation

For 2012, the Board approved that each non-employee director of the Company receive an annual retainer of $70,000 for serving as our director and attending Board and Committee meetings. The non-executive Chairman receives twice the annual retainer of the other directors. The Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee chairperson receives additional compensation of $10,000, $7,500, and $5,000, respectively, per year. We reimburse out-of-pocket expenses incurred by all directors in connection with attending Board and Committee meetings.

Equity Compensation

Pursuant to the Directors’ Restricted Shares Plan, non-employee directors are eligible to receive awards of restricted common shares. In 2012, Mr. Lasky, as Chairman of the Board, was granted 11,280 restricted common shares and all other directors, except Mr. Mayes, were granted 5,640 restricted common shares. The restrictions for those common shares lapsed on February 7, 2013.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Jeffrey P. Draime	$70,000	$60,010	$130,010
Douglas C. Jacobs	80,000	60,010	140,010
Ira C. Kaplan	70,000	60,010	130,010
Kim Korth	77,500	60,010	137,510
William M. Lasky	145,000	120,020	265,020
George S. Mayes, Jr.	5,326	-	5,326
Paul J. Schlather	70,000	60,010	130,010

___________________

(1)	The amounts included in the “Stock Awards” column represent fair value at grant date of restricted common share awards to directors, computed in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions, see Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

Share Ownership Guidelines

In December 2012, the Board approved share ownership guidelines for all non-employee directors. These guidelines provide that each director should own Company common shares equal in market value to four times the cash portion of the Board’s annual retainer. The Directors have a five year accumulation period from implementation of the guideline or appointment to the Board to achieve compliance and are restricted from selling any common shares earned under a Company equity-based compensation plan until their ownership guideline has been reached.

35

OTHER INFORMATION

Shareholder’s Proposals for 2014 Annual Meeting of Shareholders

Proposals of shareholders intended to be presented, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), at our 2014 Annual Meeting of Shareholders must be received by the Company at Stoneridge, Inc., 9400 East Market Street, Warren, Ohio 44484, on or before December 9, 2013, for inclusion in our proxy statement and form of proxy relating to the 2014 Annual Meeting of Shareholders. In order for a shareholder’s proposal outside of Rule 14a-8 under the Exchange Act to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, such proposal must be received by the Company at the address listed in the immediately preceding sentence not later than February 22, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and owners of more than 10% of our common shares, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of our common shares and other equity securities. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a).

To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2012, all Section 16(a) filing requirements applicable to our executive officers, directors and more than 10% beneficial owners were complied with, except Mr. Draime, Mr. Jacobs, Mr. Kaplan, Ms. Korth, Mr. Kramer, Mr. Lasky, and Mr. Schlather each filed late one Form 4 related to one transaction and Mr. Leite filed late one Form 3.

Other Matters

If the enclosed proxy is executed and returned to us via mail, telephone or Internet, the persons named in it will vote the common shares represented by that proxy at the meeting. The form of proxy permits specification of a vote for the election of directors as set forth under “Election of Directors” above, the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees. When a choice has been specified in the proxy, the common shares represented will be voted in accordance with that specification. If no specification is made, those common shares will be voted at the meeting to elect directors as set forth under “Election of Directors” above, and FOR the proposals to (i) ratify the appointment of Ernst & Young as our independent auditors for the year ending December 31, 2013; (ii) approve of the advisory resolution on executive compensation;(iii) approve the amendment to the Stoneridge Amended and Restated Long-Term Incentive Plan; and (iv) approve the amendment to the Stoneridge Directors’ Restricted Shares Plan.

Director nominees who receive the greatest number of affirmative votes will be elected directors. Broker non-votes and abstaining votes will be counted as “present” for purposes of determining whether a quorum has been achieved at the meeting, but will not be counted in favor of or against any nominee. The voting standards for each of the other known matters to be considered at the meeting are set forth within the above proposals. All other matters to be considered at the meeting require for approval the favorable vote of a majority of the shares entitled to vote and represented at the meeting in person or by proxy.

The holders of shares of a majority of the common shares outstanding on the record date, present in person or by proxy, shall constitute a quorum for the transaction of business to be considered at the Annual Meeting of Shareholders.

If any other matter properly comes before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. We do not know of any other matter that may be presented for action at the meeting and we have not received any timely notice that any of our shareholders intend to present a proposal at the meeting.

By order of the Board of Directors,

ROBERT M. LOESCH,
Dated: April 8, 2013	Secretary

36

Appendix A

FIRST AMENDMENT

TO THE

STONERIDGE, INC.

AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN, AS AMENDED

This First Amendment to the Stoneridge, Inc. Amended and Restated Long-Term Incentive Plan, as amended (the “Amendment”), is made as of February 5, 2013 by the Board of Directors (the “Board”) of Stoneridge, Inc., an Ohio corporation (the “Company”). The Amendment will be effective for all Awards granted under the Stoneridge, Inc. Amended and Restated Long-Term Incentive Plan, as amended (the “LTIP”), only after the effective date of this Amendment as described herein.

WHEREAS, the current LTIP, as previously approved by the Company and the Company’s shareholders, authorizes the issuance of 3,000,000 Company Common Shares under the LTIP;

WHEREAS, it is the desire of the Company to amend the LTIP, effective as of the date on which the Company’s shareholders approve this Amendment, to increase the maximum number of Common Shares that may be issued and available for Awards under the LTIP;

WHEREAS, the Board approved the Amendment on February 5, 2013, subject to approval by the Company’s shareholders;

NOW, THEREFORE, effective as of the date on which this Amendment is approved by the Company’s shareholders, the LTIP is amended as follows:

1.	Amendment to Section 3(a) of the LTIP.

Section 3(a) of the LTIP is hereby amended and restated in its entirety as follows:

“Aggregate Shares Subject to the Plan. Subject to adjustment as provided in Section 3(c), the total number of Shares reserved and available for Awards under the Plan is 4,500,000, pursuant to which the maximum number of Shares which may be issued subject to Incentive Stock Options is 500,000. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares.”

2.	Amendment to Section 16 of the LTIP.

Section 16 of the LTIP is hereby amended and restated in its entirety as follows:

“The Company’s Amended and Restated Long-Term Incentive Plan, as amended, was adopted by the Board of Directors on February 15, 2010, and was approved by the Company’s Shareholders on May 17, 2010, in accordance with applicable law and the listing standards of the New York Stock Exchange. On February 5, 2013 the Board of Directors approved an amendment to the Amended and Restated Long-Term Incentive Plan, as amended, to increase the number of Shares available for issuance and Awards thereunder by 1,500,000 Shares bringing the total to 4,500,000 Shares. The February 5, 2013 amendment is subject to the approval by the holders of the Company’s outstanding Shares, in accordance with applicable law and the listing standards of the New York Stock Exchange. This Amended and Restated Long-Term Incentive Plan, as amended, will become effective on the date of such shareholder approval.”

3.	Miscellaneous.

(a)	Except as amended by this Amendment, the LTIP shall remain in full force and effect.

(b)	Capitalized terms used but not defined in this Amendment have the respective meanings ascribed thereto in the LTIP.

-end-

Appendix B

FIRST AMENDMENT

TO THE

STONERIDGE, INC.

AMENDED DIRECTORS’ RESTRICTED SHARES PLAN

This First Amendment to the Stoneridge, Inc. Amended Directors’ Restricted Shares Plan (the “Amendment”), is made as of February 5, 2013 by the Board of Directors (the “Board”) of Stoneridge, Inc., an Ohio corporation (the “Company”). The Amendment will be effective for all Awards granted under the Stoneridge, Inc. Amended Directors’ Restricted Shares Plan (the “Directors’ Plan”), only after the effective date of this Amendment as described herein.

WHEREAS, the current Directors’ Plan, as previously approved by the Company and the Company’s shareholders, authorizes the issuance of 500,000 Company Common Shares under the Directors’ Plan;

WHEREAS, it is the desire of the Company to amend the Directors’ Plan, effective as of the date on which the Company’s shareholders approve this Amendment, to increase the maximum number of Common Shares that may be issued and available for grants of Restricted Shares under the Directors’ Plan;

WHEREAS, the Board approved the Amendment on February 5, 2013, subject to approval by the Company’s shareholders;

NOW, THEREFORE, effective as of the date on which this Amendment is approved by the Company’s shareholders, the Directors’ Plan is amended as follows:

1.	Amendment to Section 4 of the Directors’ Plan.

Section 4 of the Directors’ Plan is hereby amended and restated in its entirety as follows:

“The maximum aggregate number of Common Shares that may be issued under the Plan as Restricted Shares shall be 700,000 Common Shares, without par value. The shares that may be issued under the Plan may be authorized but unissued shares or issued shares reacquired by the Company and held as Treasury Shares. In the event of a reorganization, recapitalization, share split, share dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Company will make such adjustments as it deems appropriate in the number and kind of Common Shares reserved for issuance under the Plan. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation, all Restricted Shares that were granted hereunder and that are outstanding on the date of such event shall immediately vest and no longer be subject to forfeiture on the date of such event.”

2.	Amendment to Section 16 of the Directors’ Plan.

Section 16 of the Directors’ Plan is hereby amended and restated in its entirety as follows:

“16. Effective Date.

The Plan, as amended (changing the number of Common Shares that may be issued under the Plan in Section 4 from 500,000 to 700,000) shall become effective on the day it is approved by the Company’s shareholders.”

3.	Miscellaneous.

(a)	Except as amended by this Amendment, the Directors’ Plan shall remain in full force and effect.

(b)	Capitalized terms used but not defined in this Amendment have the respective meanings ascribed thereto in the Directors’ Plan.

-end-

Stoneridge

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., EDT, on May 6, 2013.

Vote by Internet

- Go to **www.envisionreports.com/SRI**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Proxies will vote as specified below, or if a choice is not specified, they will vote FOR the nominees listed in proposal 1 and FOR proposals 2, 3, 4 and 5.

1. Election of Directors:

01 - John C. Corey	02 - Jeffrey P. Draime	03 - Douglas C. Jacobs	04 - Ira C. Kaplan
05 - Kim Korth	06 - William M. Lasky	07 - George S. Mayes, Jr.	08 - Paul J. Schlather

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04	05	06	07	08
☐	☐	☐	☐	☐	☐	☐	☐

Proposal	For	Against	Abstain
2. Ratification of Ernst & Young LLP:	☐	☐	☐
3. Approval of an advisory resolution on the Company's executive compensation:	☐	☐	☐
4. Approval of the amendment to the Stoneridge, Inc. Amended and Restated Long-Term Incentive Plan:	☐	☐	☐
5. Approval of the amendment to the Stoneridge, Inc. Directors' Restricted Shares Plan:	☐	☐	☐

6. On such other business as may properly come before the meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon, indicating, where proper, official position or representative capacity.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

01MEVB

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Stoneridge

Proxy — STONERIDGE, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints John C. Corey, George E. Strickler and William M. Lasky, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of Stoneridge, Inc., to be held at the Cleveland Airport Marriott Hotel, 4277 West 150th Street, Cleveland, Ohio 44135, on Monday, May 6, 2013, at 11:00 a.m. Eastern Time, or any adjournment thereof, and to vote the number of common shares of Stoneridge, Inc. which the undersigned would be entitled to vote, and with all power the undersigned would possess if personally present.

Receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 8, 2013 is hereby acknowledged.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE